Exhibit 10.1

SEPARATION AGREEMENT

AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is made and entered into by and between Robert Hanson (“Hanson”) and Levi Strauss & Co., and its affiliated entities, including parent, subsidiary, and sister corporations (collectively “LS&Co.” or the Company), together referred to as “the parties.”

In consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Resignation and Separation of Employment.

(a) Hanson has been employed by LS&Co. since February 8, 1988. Hanson hereby resigns his position of President, Global Levi’s ® Brand effective November 27, 2011 (the “Separation Date”) and until then shall perform his duties to the best of his abilities, in the best interests of the Company and in compliance with this Agreement.

(b) Hanson agrees that no later than the Separation Date, at such date determined by the Company, he will resign as director or any other legal position associated with LS&Co. subsidiaries, by means of a resignation letter in form and substance necessary to effect each such resignation. Hanson waives any rights to give or receive notice with respect to such resignations.

(c) Hanson agrees that, as of November 27, 2011, he will cease to be an employee of, or have any connection with, or claims against LS&CO. (except for payments or benefits due hereunder). If Hanson leaves LS&Co. employment before November 27, 2011, he shall not be entitled to receive any of the benefits of this Agreement that would be payable provided that he worked through the Separation Date and his employment with LS&Co. would end immediately.

2. Separation Benefits. If Hanson signs this Agreement and does not revoke it pursuant to Section 26, below, he will receive the following benefits, which are in addition to anything he is otherwise entitled to or has been paid by LS&Co., including but not limited to, any accrued and unused vacation pay:

(a)

Separation Payments. LS&Co. will pay to Hanson the amount of $2,289,000 (gross), subject to federal and state withholding, to be paid out in installments on the same payroll payment schedule as Hanson received his salary during his employment over an eighteen-month period. LS&Co. will commence such separation payments on the next payroll cycle following the Separation Date of this Agreement.

Additionally, Hanson will receive a lump sum payment in the amount of $600,000 (gross), subject to federal and state withholding, to be paid within thirty (30) days of Hanson’s Separation Date. Provided however, if Hanson dies before all payments are made separate under Section 2(a), all remaining payments will be made to Hanson’s estate in a lump-sum on the sixtieth (60th) day after Hanson’s death, provided that the Company may delay such payments until it is provided with proof of Hanson’s death, but, in the case of the amounts subject to 409A, only within the legally prescribed time periods under Section 409A.

Hanson acknowledges that these payments exceed what a departing employee at his level is entitled to, and that said payments are made in consideration for the promises and obligations herein.

(b)	Incentive Plan Payment and Eligibility.

i.	Hanson acknowledges that, as a result of his separation of employment on November 27, 2011, he will be ineligible for the Annual Incentive Plan (“AIP”) for 2011 or any subsequent year, as he will not meet all eligibility requirements for 2011 or any subsequent plan year.

ii.	In accordance with the terms of the 2006 Equity Incentive Plan (the “EIP”), Hanson shall retain any ownership rights he has in and to his vested Stock Appreciation Rights issued under the EIP, but shall have no right to any new grants under the EIP. His presently issued but unvested Stock Appreciation Rights shall continue to vest in accordance with the terms of the EIP during the Transition Period. Any activity relating to vested or issued, but unvested Stock Appreciation Rights shall be carried out in accordance with the terms of the EIP.

(c)

Medical Coverage Continuation. Hanson’s medical coverage will end on November 30, 2011. If Hanson or his covered dependents timely elect to receive medical coverage continuation under the Consolidated Budget Reconciliation Act of 1986 (“COBRA”), LS&Co. will pay the same percentage of the monthly cost of the COBRA medical coverage, as it paid for Hanson (and his covered dependents) medical coverage during his active employment for up to the earlier of eighteen (18) months, or the date when Hanson obtains replacement coverage from another employer.

During the period of coverage subsidized by LS&Co., Hanson will be responsible for payment of the remainder of the cost of COBRA medical coverage, and for the full cost of any dental or vision coverage he or any member of his family elects. Any failure by Hanson to pay his portion of coverage will result in termination of continuation coverage. Any period of subsidized coverage shall be counted towards the 18-month COBRA entitlement. After the Company-subsidized coverage period ends, Hanson will be responsible for full payment of his entire COBRA premium. Continuation of COBRA will not extend beyond the date on which Hanson becomes eligible for coverage under another group health plan unless the new plan has a pre-existing condition limitation, or Hanson is entitled to Medicare. Hanson agrees to promptly inform LS&Co. as soon as he becomes covered by another employer. Nothing in this paragraph or elsewhere in this Agreement waives or otherwise releases Hanson rights under COBRA or any similar state laws (if Hanson is eligible) or to receive a certificate of creditable coverage (or such other similarly entitled document) under the Health Insurance Portability and Accountability Act of 1996 (“HIPPA”), from the plan that Hanson participates in at the time he elects COBRA coverage.

(d)	Relationship to Other Plans. Hanson will not receive any benefits pursuant to the Levi Strauss Executive Severance Benefits Plan (effective November 29, 2010) or any other LS&Co. plan, or under U.S. law. The benefits provided to him by this Agreement are in lieu of and exceed any benefits to which he might be eligible under any other Plan, scheme, or under U.S. law. Hanson acknowledges that the payments he will receive under this Agreement exceed what a resigning employee is entitled to, and that these payments are made in consideration for his promises and obligations herein. Notwithstanding this paragraph, nothing in this Agreement constitutes a waiver of any pension or long term incentive benefits (i.e., HOPP, EIP, CAP, Deferred Compensation Plan and Excess Benefit Restoration Plan) legally vested as of November 27, 2011, or a waiver of vacation accrual, health care coverage (i.e., medical, vision, dental, life insurance or ADD) or disability coverage for the Transition Period.

3. Taxes. All separation payments will be treated as wages and will be subject to withholding of applicable taxes and employee social security contributions under United States and California law.

4. Payments on Separation from Employment. LS&Co. will pay Hanson all of his earned wages and any accrued and unused vacation on November 27, 2011. These payments (i.e., earned wages and unused vacation) will be paid to Hanson regardless of whether Hanson signs this Agreement or revokes it, pursuant to Section 26, below.

5. Release by Hanson. In consideration of the separation payments provided in this Agreement, Hanson, on behalf of himself, his successors, heirs, administrators, executors, assigns, attorneys, agents and representatives, and each of them, irrevocably and unconditionally waives, releases, and promises never to assert against LS&Co., and its present and former parent companies, affiliates, subsidiaries, officers, directors, present and former employees, attorneys, insurers, agents, successors, and assigns, and each of them (collectively “releasees”), any and all debts, claims, liabilities, demands, and causes of action of every kind, nature and description he may have against releasees, including all those arising out of or related to Hanson’s employment with, and termination from LS&Co., or any affiliate, or any other claim of any kind arising from any act that occurred during Hanson’s employment with LS&Co. including the termination of employment contemplated by this Agreement; provided, however, that Hanson is not waiving any claims or rights set forth in Section 7 of this Agreement.

These claims include, but are not limited to, claims arising in any jurisdiction in the world, including any claims under U.S. federal, state, or local statutory or common law such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act; the California Civil Code, the California Labor Code, the California WARN Act (Cal. Labor Code §§1400 et seq.), claims arising under contract or any alleged breach of tort law; and claims arising out of any law or public policy of the United States of America, the State of California, or any other governmental entity.

Hanson accepts the amounts to which he is entitled by virtue of this Agreement as final settlement of accounts between the parties and declares expressly that, subject to performance of this Agreement, neither LS&Co. nor any company affiliated with LS&Co. - wherever located - will have any further obligations vis-à-vis him. Hanson confirms that he has no further rights or claims - and to the extent relevant he knowingly and expressly waives any and all of such rights and claims - against LS&Co. or any of its affiliates, wherever located and under any applicable laws of any relevant jurisdiction, on the basis of the employment relationship and/or the termination of the employment contract, including (without limitation) salary, bonuses, commissions, vacation pay, termination, discrimination, outplacement benefits, relocation benefits, protection indemnities of any nature, any other indemnities or on any other basis whatsoever. Nothing in this Agreement constitutes waiver or release of Hanson’s indemnification rights under California Labor Code Section 2802.

Hanson, moreover, expressly waives the right to invoke any factual or legal error or any omission whatsoever pertaining to the existence and extent of his rights.

Nothing in this Agreement constitutes a waiver of Hanson’s right to payment of funds allocated to his participation in the Deferred Compensation Plan created January 1, 2003, which funds shall be paid in a lump sum within sixty (60) days of the effective date of his Separation Date under Section 1(c). Nothing in this Agreement shall constitute a waiver of Hanson’s eligibility to receive any payment under the Employee Savings & Investment Plan (“ESIP”) applicable to the LS&Co. fiscal year 2011. Hanson acknowledges that he may withdraw funds from his ESIP account or leave them in the account, or contribute to the account further, at his election, subject to the terms of the ESIP.

6. Cooperation. In consideration of this Agreement, Hanson will fully cooperate with LS&CO and its counsel as it relates, in any way, to the following: any dispute (litigation or administrative inquiry) arising out of or related to any services he performed for LS&CO and which occurred during his employment with or other services to LS&Co. Full cooperation shall include, but not be limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to LS&CO. without the need of the subpoena process. Hanson will be reimbursed for all reasonable out-of-pocket costs (e.g., transportation, parting and meals) in the event he is asked for his cooperation. In addition, as a condition to LS&Co. executing this Agreement and providing the benefits hereunder, Hanson agrees to cooperate in all matters relating to the transition of his employment (including with respect to internal and external communication plans) and other matters reasonably requested by LS&Co., whether before or after the Separation Date.

7. Indemnification. LS&Co. will defend Hanson with respect to any claims brought against Hanson arising out of his employment or other service relationship with LS&Co., provided that LS&Co. shall select defense counsel and control the defense, subject to the consent of Hanson, which consent shall not be unreasonably withheld. In the event that Hanson and LS&Co. cannot agree on the selection of defense counsel, or on any decision with respect to the defense of a claim, including but not limited to any decision to settle a claim, LS&Co.’s duty to defend shall cease, and Hanson shall assume all defense costs from that time forward, subject to later payment by LS&Co. if it is determined that LS&Co. owes Hanson a duty of indemnity that includes those costs. LS&Co. will indemnify Hanson to the extent permitted by LS&Co.’s bylaws, and to greatest extent permitted by law, under the laws of the State of Delaware, or the laws of the State of California, as the case may be, without respect to conflicts of law principles, with respect to any judgment, verdict, or order against Hanson for conduct by Hanson which is within the course and scope of his employment or other service relationship with LS&Co.

8. No Existing Claims. Hanson warrants that neither Hanson nor his successors, heirs, administrators, executors, assigns, attorneys, agents, or representatives have any existing claims against LS&Co., or any of its present or former employees, and have not (1) filed, nor intend to file, any complaints, charges, grievances, or lawsuits against releasees, or any other person or entity which is released by this Agreement, with any federal, state, or other court or agency in any jurisdiction inside or outside the United States, (2) commenced, nor intend to commence, any arbitration or other dispute resolution process. Hanson for himself, his successors, heirs, administrators, executors, assigns, attorneys, agents, and representatives, warrants that they will not do so at any time hereafter, and that if any such other complaint, charge, lawsuit, or arbitration has been filed, it will be immediately dismissed with prejudice.

9. Section 1542 Waiver. Hanson waives all rights under California Civil Code section 1542, and any similar statute or rule of decision in any other jurisdiction. Section 1542 reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.”

By waiving all rights under section 1542, Hanson acknowledges that this release includes all claims, demands, or causes of action, attorneys’ fees and costs that Hanson may have against releasees. It is understood and agreed by Hanson that this Agreement waives Civil Code section 1542, and is a full and final release, and that it will extinguish claims, demands and causes of action that are known or unknown, foreseen, or unforeseen, anticipated or unanticipated, of every kind, nature and character Hanson may have against LS&Co. as of the date Hanson executes this Agreement.

10. No Admission of Liability. This Agreement is not an admission of liability on the part of releasees, or any of their present or former directors, officers, employees, shareholders, or agents. This Agreement is not an admission, directly or by implication, that releasees, or any of them, has violated any law, regulation, rule, or contractual right, or any other duty or obligation of any kind, including any duty or obligation owed to or allegedly owed to Hanson.

11. Confidentiality. The parties agree that confidentiality is one of the most important terms of this Agreement, and that the terms of this Agreement are a private matter. The parties agree that Hanson’s negotiations with LS&Co. are confidential, and the parties agree not to directly or indirectly divulge or disclose the terms of this Agreement to anyone subject to the following exceptions;

(a)	The parties may disclose the terms of this Agreement as required by any governmental agency or to comply with a lawfully-issued subpoena or court order;

(b)	Hanson may disclose the terms of this Agreement to his partner so long as he is informed of Hanson’s obligation to keep this Agreement confidential, and promises to comply with the terms of the Agreement; and

(c)	Hanson may disclose the terms of this Agreement to his tax advisors and attorneys, but only to the extent that it is required for the rendering of professional services, so long as the person is informed of Hanson’s obligation to keep this Agreement confidential prior to the disclosure of the information, and promises to comply with the terms of the Agreement.

Hanson further agrees that, unless required by law, or specifically authorized by LS&Co. in advance, he will not directly or indirectly use or disclose to others any information regarding any confidential or proprietary information or trade secrets concerning LS&Co.’s business. This information remains confidential and Hanson’s legal duty to keep this information confidential continues after his employment at LS&Co. has come to an end. The confidential nature of LS&Co. information was agreed to by Hanson upon his hire and as evidenced by the “Employment Agreement” which is incorporated by reference into this Agreement, and is attached as Exhibit A.

The parties agree, however, that information will not be deemed confidential if (1) it was in the public domain at or after the time communicated to Hanson by a disclosure through no fault of Hanson; or (2) it was developed independently by Hanson without any relationship to his employment at LS&Co. Hanson acknowledges that by virtue of his long employment with LS&Co. he knows many things about LS&Co. business processes, personnel, vendor relationships, business plans, business history, and various aspects of LS&Co.’s operations that are not public and of significant competitive value to LS&Co. and to competitors of LS&Co. Hanson agrees that he will refrain from sharing information about LS&Co. with any future employers to avoid breaching his duty of confidentiality, and that he will use his best efforts in his future employment to avoid any circumstances in which he would breach the confidentiality of LS&Co. information. While Hanson is not prohibited from working for a competitor of LS&Co., he acknowledges and agrees that if he takes employment with the following competitors of

LS&Co.: VF Corporation (including, but not limited to, Lee, Wrangler, Seven 4 All Mankind, Rock & Republic); Liz Claiborne (including, but not limited to Lucky); Diesel; G-Star; True Religion; Citizens for All Humanity; GAP; Abercrombie & Fitch; JCPenney; Kohl’s and Pacific Sun – he may be at greater risk of violating his duties of confidentiality.

12. Section 409A.

(a)	Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Hanson, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Hanson has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no separation payable to Hanson, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Hanson has a “separation from service” within the meaning of Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(b)

Notwithstanding anything to the contrary in this Agreement, if Hanson is a “specified employee” within the meaning of Section 409A at the time of Hanson’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Hanson’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Hanson’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit without regard to such delay. Notwithstanding anything herein to the contrary, if Hanson dies following Hanson’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Hanson’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit without regard to such delay. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations to the extent permissible thereunder.

(c)	Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(d)	The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Hanson agrees to amend this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition to Hanson under Section 409A, so long as such amendment or action does not reduce Hanson’s benefits hereunder. In no event will the Company reimburse Hanson for any taxes that may be imposed on Hanson as a result of Section 409A.

13. Non-Disparagement. Hanson agrees not to disparage LS&Co. or any present or former officer, employee, or director of LS&Co. LS&Co. agrees to take reasonable steps – by reminding current WLT Members of the Company’s Worldwide Code of Business Conduct and the Company’s values – that no current WLT Member disparage Hanson.

14. Non-Solicitation: Hanson acknowledges and agrees, for a period of one year, not to directly or indirectly solicit, or encourage any employee of LS&Co. to leave the employ of LS&Co.

15. Return of Property. Hanson agrees to account for and return within fourteen (14) business days of the Separation Date all LS&Co. property in his possession or under his control. Hanson agrees that payment of his separation payments, enumerated in Paragraph 2 above, is contingent upon the receipt of LS&Co. property. “LS&Co. property” includes laptop computer, Blackberry, cellular telephone, credit cards, identification badge, keys, customer lists, customer information, samples, designs, documents, including all forms of electronic documents, samples, prototypes, software, calendars, and policy manuals.

16. Future Employment. Hanson acknowledges that any employment or contractual relationship he has had with LS&Co. terminates irrevocably in accordance with this Agreement on the Separation Date, and that Hanson has no further relationship in the future with LS&Co., except as may arise out of this Agreement Hanson agrees to waive any claim for reinstatement or rehire. As noted above in Section 11, Hanson is not prohibited from working for a competitor of LS&Co. after the Separation Date so long as he does not violate his duties of confidentiality. In addition, prior to the Separation Date, Hanson is not prohibited, under the terms of this Agreement or otherwise, from exploring or accepting future employment with another employer (whether a competitor of LS&Co. or otherwise) provided he does not actually commence employment with any new employer until after the Separation Date.

17. Attorneys’ Fees and Costs. The parties will bear their own fees and costs incurred in connection with this Agreement.

18. Non-Assignment of Claims. Hanson represents and warrants that he has not assigned or otherwise transferred any interest in any claim that is the subject of this Agreement.

19. Advice of Counsel. In executing this Agreement, Hanson acknowledges that he has had the opportunity to consult with, and be advised by, an independent lawyer of his choice, and that he has executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence.

20. Ambiguities. Hanson has reviewed this Agreement, and has had a full opportunity to negotiate its contents. Hanson expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Hanson agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.

21. Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties. It supersedes all prior understandings and agreements, both oral and written. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter of the Agreement. This Agreement may be modified only in a writing that is signed by both an authorized representative of LS&Co. and Hanson.

22. Choice of Law. The parties agree that the formation, terms, and construction of this Agreement are governed by the laws of the State of California, and where applicable, of the United States.

23. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions will not be affected.

24. Arbitration of Disputes. The parties agree that any dispute arising under this Agreement will be submitted to mandatory binding arbitration pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association in effect at the time of the dispute. The arbitration will be held in San Francisco, California, and will be subject to the Federal Arbitration Act. In the event of any arbitration with regard to this Agreement, each party shall pay all of its own legal fees and related expenses (including, but not limited to, expert fees). For the purposes of this arbitration, LS&Co. agrees to pay for the arbitrator’s fees.

25. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Hanson’s heirs, executors, and administrators, if any, and will be binding upon and will inure to the benefit of the individual or collective successors and assigns of LS&Co., and all of its present and former directors, officers, employees, shareholders, agents, and all persons acting by, through, or in concert with any of them.

26. Notification of Rights Under the Older Workers Benefit Protection Act. The following notification is contemplated by the Older Workers Benefit Protection Act.

Hanson will have 21 days starting from the date he received this Agreement in which to accept the terms of the Agreement, although he may accept this Agreement at any time within those 21 days. Hanson is advised to and has consulted with an attorney about the Agreement. By signing this Agreement, Hanson understands that he is knowingly and voluntarily releasing his rights to pursue any claim under the Age Discrimination in Employment Act, as well as other types of claims. Hanson acknowledges that this Agreement does not apply to any new claims that may arise after the effective date of this Agreement.

To accept the Agreement, Hanson must sign and date the Agreement and return it to Cathy Unruh at LS&Co. Once Hanson does so, he will have an additional seven (7) days in which to revoke his acceptance. To revoke, Hanson must send to Cathy Unruh at LS&Co. a written statement of revocation by fax or by first class mail. If Hanson does not revoke, the eighth day after the date of his acceptance will be the “Effective Date” of this Agreement.

By signing this Agreement, Hanson agrees that he will not pursue any claim covered by it. If he breaks this promise, he agrees to pay LS&Co.’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims other than claims under the Older Workers Benefit Protection Act (OWBPA) and the Age

Discrimination in Employment Act (ADEA). In spite of this Agreement, he still retains the right to challenge the knowing and voluntary nature of this Agreement under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any state or local agency permitted to enforce those laws, and this release does not impose any penalty or condition for doing so. Hanson understands that nothing in this Agreement prevents him from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC or any state or local agency which can act as a referral agency for the EEOC. Hanson understands, however, that if he successfully pursues a claim against LS&Co. under the OWBPA or the ADEA, LS&Co. may seek to set off the amount of the separation pay and benefits that were paid to him for signing the Agreement against any award he obtains. If he unsuccessfully pursues a claim against LS&Co. under the OWBPA or the ADEA, then LS&Co. may be entitled to recover its costs and attorneys’ fees to the extent specifically authorized by federal law.

The undersigned have read the foregoing Agreement, and accept and agree to the provisions contained therein and hereby execute it voluntarily, and with full understanding of its consequences.

Dated: 10/31/11		/s/ Robert Hanson
ROBERT HANSON

LEVI STRAUSS & CO.

Dated: 10/31/11	By:	/s/ Charles V. Bergh
CHARLES V. BERGH
		Its	Chief Executive Officer

Exhibit A

Employment Agreement executed February 12, 1988

EMPLOYEE AGREEMENT

In consideration of my employment and the wages or salary paid to me for my services during the term of my employment with Levi Strauss & Co. of San Francisco, California, its subsidiaries and stock-controlled affiliates (“the company”), I agree with the company as follows:

1. I will disclose to the company all inventions, improvements, or technical developments which I may conceive or make solely, or which I may conceive or make jointly or in common with others, during the term of my employment, and which inventions, improvements, or technical developments pertain to (a) the garment and textile industries and equipment, methods and products that are applicable thereto, (b) facilities, machines, methods or products for the manufacture or treatment of garments and fabrics, and (c) inventions, improvements or technical developments which are made or developed or reduced to practice at the company’s expense or pursuant to a company development project.

2. I agree to assign to the company complete ownership to all the inventions, improvements, or technical developments specified in the above paragraph, together with ownership to all patent applications and patents (United States and foreign) which the company may desire to secure with respect to the same.

3. I agree to cooperate with the company with respect to procurements of patents on such inventions, improvements, or developments, and particularly to sign all papers which the company may deem necessary or desirable for the purpose of taking out patents covering the same in the United States or in foreign countries.

4. I will not, during or at any time after the period of my employment by the company use for myself or others, or divulge to others, any secret or confidential information knowledge or data of the company obtained by me as a result of my employment unless authorized by the company in writing, so long as the information, knowledge, or data remains confidential.

5. This agreement shall not be terminated or altered by changes in other terms of my employment, such as changes in duties or compensation, and shall apply to the entire term of my employment, irrespective of the date of my signature hereto.

6. I do not have any invention, patented or unpatented, which I conceived or made prior to this date or the date of my employment by the company, whichever is later, except those described on the back of this form.

7. Upon termination of my employment, I shall promptly deliver to the company all drawings, blueprints, manuals, letters, notes, notebooks, reports, and copies thereof, and all other materials of a secret or confidential nature relating to the company’s business and which are in my possession or under my control.

8. This Agreement does not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code.

EMPLOYEE AGREEMENT

Date	2/12/88	Signature	/s/ Robert L. Hanson
By	Robert L. Hanson
LEVI STRAUSS & CO.

“ §§2870. Employment agreements; assignment of rights

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (a) which does not relate (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.”